Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is made and entered into this 14th day of July 2025 (“Effective Date”) by and between Philippe P. Faraut, an individual (hereinafter referred to as the "Faraut"), and Medicine Man Technologies, Inc. d/b/a Schwazze, a corporation duly organized under the laws of the state of Nevada and having its principal place of business at 865 N Albion St., 3rd Floor, Denver, Colorado 80220 and its affiliates and subsidiaries (hereinafter referred to as the "Employer" or the "Company"). Faraut and Company may hereinafter be referred to jointly as the “Parties.”

WHEREAS, Employer desires to employ Faraut as its Interim Chief Financial Officer (Interim CFO”) under the terms of this Agreement and Faraut desires to become employed by Employer pursuant to the same; and

WHEREAS, Faraut and Employer desire to have their rights, obligations, and duties specified herein.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the Parties hereto agree as follows:

1.	EMPLOYMENT. The Company hereby employs, and Faraut hereby agrees, to be employed by the Company as Company’s full-time Interim Chief Financial Officer (“Interim CFO”). During the term of Faraut’s employment with the Company, Faraut shall report directly to the Company’s CEO.

2.	DUTIES. In his capacity as Interim CFO, Faraut shall perform his duties to the best of his abilities, subject to the oversight of the Company’s CEO and Board of Directors

3.	TERM. Faraut’s employment hereunder shall commence on July 14, 2025 and shall continue until January 14, 2026 (“Term”) unless terminated pursuant to Section 6 of this Agreement.

4.	COMPENSATION.

a.	During the Term of this Agreement, Employer agrees to pay to Faraut a monthly salary of $45,000.00 (“Monthly Salary”), payable in equal installments on a bi-monthly basis, due and payable on those days of the month where Employer customarily makes salary payments to its other employees. Employer shall be responsible for deduction from each salary payment tendered to Faraut herein all applicable withholding and other employment taxes imposed by state and federal tax regulations.

b.	Business Expenses. During the Term of this Agreement, the Company shall reimburse Faraut for all reasonable expenses incurred by Faraut in the course of performing Faraut’s duties and responsibilities under this Agreement which are consistent with the Company’s policies in effect from time to time with respect to travel, lodging, meals, entertainment and other business expenses, and subject to the Company’s requirements with respect to reporting and documenting of such expenses.

5.	BENEFITS.

a.	Except as otherwise provided for in this Agreement, during the term of the Agreement, Faraut shall be eligible to participate in Company-established welfare benefit plans, including, without limitation, group health, medical, dental, vision, life and disability insurance plans, in the same manner and at the same levels as the Company makes such opportunities available to the Company’s senior level executives.

b.	Faraut shall be entitled to the Company’s Unlimited PTO program and follow the Corporate Holiday Schedule, which is published at the beginning of each calendar year. Such PTO shall be taken at such time or times as will be mutually agreed-upon between Faraut and the CEO.

6.	TERMINATION.

a.	This Agreement may be terminated prior to the end of the Term upon the happening of any of the following events:

i.	Mutual Agreement. Whenever the Company’s Board of Directors and Faraut shall mutually agree to termination in writing.

ii.	For Cause. The Company’s Board of Directors may at any time during the term of employment, by written notice, terminate this Agreement and discharge Faraut for Cause (as defined below).

As used herein, termination for Cause shall mean Faraut has (a)  committed a material breach of any provision of this Agreement or any obligation to the Company that, if curable, has not been cured by Faraut within thirty (30) days of written notice from the Company describing such breach in reasonable detail; (b) engaged in dishonest, illegal conduct or misconduct which in each case has a material and adverse impact on the reputation, business, business relationships, financial condition or economic prospects of the Company; (c) failed to comply with the Company’s written policies or rules during the term of this Agreement that, if curable, has not been cured by Faraut within thirty (30) days of written notice from the Company describing such breach in reasonable detail; (d) misappropriation by Faraut of any money or other assets or properties of the Company or its subsidiaries outside of his/her specific purview; (e) the willful and unauthorized disclosure by Faraut of any Company trade secrets or financial information or data which has resulted, or is likely to result, in material and demonstrable damage to Employer; (f) breach of the terms of any NDA entered into as of the date of this Agreement or (g) been convicted of or entered a plea of guilty or nolo contendere to a crime that constitutes a felony (or state law equivalent) or a crime that constitutes a misdemeanor involving moral turpitude, if such felony or other crime is work-related, materially impairs Faraut's ability to perform services for the Company or results in material/reputational or financial harm to the Company or its affiliates.

iii.	If the Company terminates Faraut's employment without cause prior to the expiration of the Term, Faraut shall be entitled to receive, as severance pay, the remaining unpaid portion of Faraut's base salary that would have been earned from the date of termination through the end of the Term (the "Severance Payment"). The Severance Payment shall be paid in equal installments over the remaining Term period in accordance with the Company's standard payroll practices.

7.	RECORDS. Upon termination of this Agreement, Faraut shall not be entitled to keep or preserve records of the Employer. Faraut hereby acknowledges a duty to Employer to cause to be kept and maintained accurate records of the Company's business. Faraut shall at any time be entitled to receive copies of his personnel files with ten (10) days’ notice to the Employer.

8.	PROPRIETARY AND CONFIDENTIAL INFORMATION.

a.	For purposes herein, Employer's proprietary and confidential information and trade secrets (hereinafter "Proprietary and Confidential Information") includes:

i.	Information concerning Employer's business, product development, marketing analysis, and related information including prices, terms and other trade secrets related to Employer's customer lists and customers' business affairs, and related information;

ii.	Discoveries, concepts and ideas; techniques and processes, whether copyrightable or not, including, but not limited to, techniques, data and improvements thereof, concerning present or future activities of Employer; and any products, potential products or prototype concepts of Employer;

iii.	Information relating to research, development, invention, purchasing, merchandising and marketing;

iv.	Any proprietary and confidential information relating to research and development undertaken by Employer, its successors and assigns;

v.	Proprietary and confidential information shall not include information which is: (a) of record in the files of Faraut at time that Employer's Proprietary and Confidential Information is disclosed to Faraut and received from Employer; or (b) either has become or becomes available to the public through no fault of Faraut; or (c) is received by Faraut, from any third party which has the right to disclose it.

b.	With respect to its Proprietary and Confidential Information as defined in (a), above, Employer retains all rights and interest, which rights include but are not limited to: patent, process patent, copyright, trademark, trade secret or any other form of proprietary right. Faraut agrees that all Proprietary and Confidential Information of Employer is protected by law, and may not be used or disclosed by Faraut. Faraut agrees to safeguard Employer's Proprietary and Confidential Information with no less care than he/she would reasonably use in safeguarding his/her own valuable proprietary information and trade secrets. Faraut agrees to take appropriate steps to preserve the complete confidentiality of Employer's Proprietary and Confidential Information by all appropriate measures.

c.	Faraut agrees that, except as required by Employer in performance of his/her duties for Employer, he/she will:

i.	not copy or duplicate Employer's Proprietary and Confidential Information, nor allow anyone else to copy or duplicate the same, without the express written permission of Employer;

ii.	never directly or indirectly use, sell, disseminate, disclose, lecture upon, publish articles concerning, or otherwise convey or communicate to any person other than Employer's executives, any of Employer's Proprietary and Confidential Information unless authorized by the Chairman of the Board of Directors;

iii.	never create or attempt to create or permit others to create duplicate or derivative works containing all or part of Employer's Proprietary and Confidential Information;

iv.	upon termination of this Agreement, Faraut shall return all of Employer's Proprietary and Confidential Information which is within Faraut's possession or control at that time to Employer and, upon request by Employer, certify in writing to Employer that all information has been returned.

v.	Faraut agrees to notify Employer immediately upon learning of any unauthorized possession, use or knowledge of Employer's Proprietary and Confidential Information to which Faraut has had access under this Agreement. Faraut will promptly furnish Employer all known details of such unauthorized possession, use or knowledge, which will assist in preventing the recurrence of such unauthorized possession, use or knowledge, and will cooperate with Employer in any litigation against any parties undertaken by Employer to protect its rights to its Proprietary and Confidential Information. Faraut's compliance with this subparagraph shall not be construed as a waiver of any of Employer's rights under this Agreement.

d.	In the event of a breach or threatened breach by Faraut of the provisions of this Agreement, Employer shall be entitled to an injunction restraining Faraut from such breach, and Employer may also pursue any and all other remedies available to it for threatened or actual breach, including recovery of damages from Faraut.

9.	NON-DISPARAGEMENT. After Faraut's termination date for cause, neither the Company nor Faraut shall make any statements that are professionally or personally disparaging about or adverse to the interests of the other party, including but not limited to any statements that disparage any person, service or capability of the other party, and each such party agrees not to engage in any conduct that is intended to harm professionally or personally the reputation of any party to this Agreement .

10.	SEVERABILITY. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the terms of this Agreement, the legality, validity and enforceability of the remaining provisions of this Agreement shall not be affected thereby, and in lieu of each such illegal, invalid and unenforceable provisions there shall be added automatically as part of this Agreement a provision similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

11.	MANDATORY ARBITRATION. Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association, and judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. Such Arbitration shall take place in the City and County of Denver, Colorado.

12.	ATTORNEYS FEES AND COSTS. In the event of a dispute arising between the parties hereto, and said dispute becomes subject to any arbitration and/or litigation relating to the rights, duties and/or obligations arising out of this Agreement, each party shall be responsible for their own costs of said action, including but not limited to, reasonable attorney’s fees.

13.	AMENDMENTS. This Agreement may only be amended by the mutual consent of all the parties hereto, which Amendment shall be in writing duly executed by the parties.

14.	ENTIRE AGREEMENT. This Agreement constitutes the entire understanding and agreement between the parties hereto with regard to all matters herein. There are no other agreements, conditions or representations, oral or written, express or implied, with regard thereto.

15.	JURISDICTION. This Agreement shall be construed in accordance with the laws of the State of Colorado.

16.	NON-WAIVER. A delay or failure by either party to exercise a right under this Agreement, or a partial or single exercise of that right, shall not constitute a waiver of that or any other right herein.

17.	BINDING EFFECT. The provisions of this Agreement shall be binding upon and inure to the benefit of both parties and their respective successors and assigns.

18.	PRIOR AGREEMENTS. This Agreement supersedes and replaces all prior agreements and understandings, whether written or oral.

IN WITNESS WHEREOF, the parties have executed this Agreement on the date set forth above.

MEDICINE MAN TECHNOLOGIES, INC.

Christine Jones

Chief Legal Officer

Philippe P. Faraut

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